Exhibit 99.1

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CINCINNATI FINANCIAL
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About Your Company
Cincinnati Financial Corporation, formed in 1968, offers property casualty insurance, its main business, through its subsidiaries. The Cincinnati Insurance Company, founded in 1950, leads the property casualty group known as The Cincinnati Insurance Companies. The Cincinnati Casualty Company and The Cincinnati Indemnity Company round out that group, known for its strong customer focus on a select group of independent insurance agencies that market its broad range of business and personal policies in 32 states. The Cincinnati Life Insurance Company primarily markets life insurance and annuities. CFC Investment Company offers commercial leasing and financing services. CinFin Capital Management Company provides asset management services to institutions, corporations and high net worth individuals.
1 Financial Highlights
Financial highlights provide a snapshot of your company’s financial results and strength.
2 To Our Shareholders
A letter from the chairman and chief executive officer discusses events of 2005, your company’s progress and issues that may affect it in 2006 and beyond.
7 Condensed Balance Sheets and Income Statement
8 Six-year Summary of Financial Information
9 Financial Performance Overview
2005 results for property casualty insurance operations, including commercial lines and personal lines; life insurance operations; and investment operations.
12 The Face of Cincinnati
You are invited to go behind the scenes and meet some of your company’s remarkable associates. They carry out the everyday details that help local independent agents serve policyholders. As they describe their work, you’ll see how associates integrate a genuine concern for people into every process and every transaction.
21 Corporate Directors and Officers
22 Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
25 Annual Report on Form 10-K
In the Annual Report on Form 10-K, a report required by the U.S. Securities and Exchange Commission of all publicly traded companies, we describe your company’s operations, its results and three-year trends, giving clear and thorough explanations with supporting data.
Appendix
Subsidiary Officers and Directors
Inside Back Cover
Shareholder Information, Common Stock Price and Dividend Data
This report contains forward-looking statements that involve potential risks and uncertainties. Please see Management’s Discussion and Analysis in the Annual Report on Form 10-K, which begins on Page 25, for factors that could cause results to differ materially from those discussed.

Financial Highlights

Cincinnati Financial Corporation and Subsidiaries

(In millions except per share data)	Years ended December 31, 2005	2004	Change %
Revenue Highlights			
Earned premiums	**$ 3,164**	$ 3,020	4.8
Investment income, net of expenses	**526**	492	6.9
Total revenues	**3,767**	3,614	4.2
Income Statement Data			
Net income	**$ 602**	$ 584	3.1
Net realized investment gains and losses, after tax	**40**	60	(33.9)
Net income before realized investment gains and losses	**$ 562**	$ 524	7.3
Per Share Data (diluted)			
Net income	**$ 3.40**	$ 3.28	3.7
Net realized investment gains and losses, after tax	**0.23**	0.34	(32.4)
Net income before realized investment gains and losses	**$ 3.17**	$ 2.94	7.8
Cash dividends declared	**$ 1.21**	$ 1.04	16.1
Book value	**34.88**	35.60	(2.0)
Average shares outstanding	**177**	178	(0.7)
Balance Sheet Data			
Total assets	**$ 16,003**	$ 16,107	(0.6)
Shareholders' equity	**6,086**	6,249	(2.6)
Ratio Data			
Property casualty statutory combined ratio	**89.0%**	89.4%	
Return on equity	**9.8**	9.4	
Return on equity based on comprehensive income	**1.6**	4.6	

Revenues
(Dollars in millions)



2,561
2,843
3,181
3,614
3,767
2001
2002
2003
2004
2005

Over the past five years, revenues rose at a compound annual rate of 10.1 percent, reflecting growth of total earned premiums and investment income. 2005 revenues grew 4.2 percent as market conditions slowed growth of property casualty earned premiums. Realized gains made a positive contribution in 2005 and 2004.

Net Income/ Dividends Paid
Per common share
(Dollars)



Net income before realized investment gains and losses, before one-time items
Net income before one-time items
Dividends paid
1.17
1.07
1.57
1.32
2.16
2.01
2.94
3.28
3.17
3.40
0.74
0.80
0.89
1.02
1.16
2001
2002
2003*
2004
2005

2005 net income and operating income reached record highs. Cash dividends paid to shareholders rose at an 11.6 percent compound annual rate over the past five years. The indicated annual dividend payout rose 9.8 percent in February 2006 as the board increased the quarterly cash dividend for the 46th consecutive year.

Book Value
Per common share
(Dollars)



33.62
31.43
35.10
35.60
34.88
2001
2002
2003
2004
2005

Book value was 2 percent below the year-earlier level at year-end 2005. Strong cash flow from operations was offset by lower unrealized gains in the investment portfolio.

*The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

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To Our Shareholders:

Property Casualty Net Earned Premiums
(Dollars in millions)



Personal lines
Commercial lines
2,073
2,391
2,653
2,919
3,058
1,453
1,721
1,908
2,126
2,254
620
670
745
793
804
2001
2002
2003
2004
2005

Property casualty net earned premiums increased 4.8 percent in 2005. On the statutory basis that facilitates industry comparisons, net written premiums rose 2.6 percent, and the company continued its track record of outpacing industry growth, estimated at 0.7 percent.

Consolidated Assets
(Dollars in millions)



13,964
14,122
15,509
16,107
16,003
2001
2002
2003
2004
2005

Over the past five years, assets grew at a 3.8 percent compound annual rate, primarily because of 2.3 percent compound annual growth in invested assets.

2005 10-K

For a detailed review of the company's 2006 outlook, please see the *Executive Summary*, 10-K Pages 31-35.

Your company set new records in 2005, with net income up 3.1 percent to $602 million and operating income up 7.3 percent to $562 million. This was the fourth consecutive year of higher property casualty underwriting profits. Investment income set another record, continuing our unbroken string of year-over-year increases in this measure.

Dividends from our Fifth Third Bancorp common stock added $106 million to investment income, which in total contributed $526 million to earnings before taxes. The growth rate reached 6.9 percent, and we anticipate another good year in 2006, in the same 6.5 percent to 7.0 percent range. Lower unrealized gains in our investment portfolio in 2005, due primarily to a lower year-end market value of the Fifth Third stock, led to book value of $34.88 versus $35.60 at year-end 2004. Return on equity improved to 9.8 percent from 9.4 percent, while return on equity including comprehensive income declined to 1.6 percent from 4.6 percent, also reflecting year-end market values.

The cumulative, steady efforts of our independent agents and our associates over the past several years once again showed results. Property casualty underwriting profits rose 10.8 percent, contributing $330 million before taxes. The statutory combined ratio improved to 89.0 percent from 89.4 percent, with commercial lines continuing strong at 87.1 percent and personal lines improving more than 10 points to 94.3 percent. A.M. Best Co. estimates the industry's 2005 combined ratio at 102 percent.

With increased competition in the current marketplace, our 2005 property casualty statutory written premiums reached $3.076 billion, up 2.6 percent compared with A.M. Best's estimate of 0.7 percent industry growth. Life insurance written premiums reached $205 million, up 6.6 percent. Statutory property casualty surplus, a key measure of financial strength, remained exceptionally strong at $4.194 billion.

Issues and Perspectives

Looking beyond 2005's very satisfactory numbers, certain trends suggest that 2006 will be a challenging year for our industry and for your company. We anticipate that our results may be tempered by our decisions to give up short-term gain in order to achieve long-term results. Briefly, these are the issues and our perspective:

- *The property casualty insurance marketplace*. Pricing on commercial lines business, the source of 71 percent of our premium revenues, is softening. It's increasingly difficult to take business away from the quality insurers that are our main competition in our agents' offices. After a few good years, there is plenty of capital and surplus to support growth, and every insurer wants to put it to work. And, while we focused on restoring personal lines profitability in 2005, other carriers refined their pricing models and began reducing their prices for good accounts. Even as we earned a full-year underwriting profit on personal lines for the first time since 1999, we began working on plans to resume personal lines growth.

  As a result, we are projecting that our 2006 written premiums will be flat to slightly up, with modest growth in commercial lines offsetting a decline in personal lines.
- *Expenses*. Your company is investing in our future. Infrastructure improvements include major automation projects that

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improve service to and communication with our agencies. We are incurring expenses for new project development as well as deployment and enhancement of systems in operation. Current earnings also are charged for the previously capitalized costs of developing the systems now in operation. We’ve also added staff to work on these projects and to service our growing business. And in 2006, we will begin expensing options as required, with a per-share earnings impact of about 2 cents per quarter.
For both commercial lines and personal lines, lower 2006 earned premium growth could contribute to a higher expense ratio as we continue investing in our infrastructure. Overall, we expect to achieve a property casualty combined ratio in the range of 92 percent to 94 percent, which would be excellent but would not match our outstanding 89.2 percent GAAP ratio in 2005.
• Catastrophes and reinsurance. After two years of multiple hurricanes and other catastrophe losses, most observers believe we are in a period with higher potential for severe weather. Our 2005 catastrophe losses were $127 million compared with $148 million in 2004 and $97 million in 2003, including ceded and assumed reinsurance. Considering this trend, along with our increased retention under 2006 reinsurance agreements, we believe catastrophe losses could contribute between 4.0 to 4.5 percentage points to our 2006 combined ratio, slightly above historic levels.
• We expect premium costs for all of our 2006 property casualty reinsurance agreements to be about $7 million less than 2005, without taking into account the reinstatement premiums we paid in 2005. However, reinsurance costs for some business lines are rising. Our savings primarily arose from the exceptional financial strength that allowed us to increase our 2006 retentions, the deductible-like amounts that we would pay before our reinsurers would cover some or all of our excess losses.
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· Reserve development. Insurers set aside loss reserves from current earnings for claims that are still in the settlement process or that have not yet been reported. Generally, as time goes on, we study those reserves and adjust them if claims are coming in lower or higher than anticipated, with a corresponding benefit or charge to current earnings. In 2004 and 2005, underwriting income and combined ratios benefited from higher-than-normal favorable development of reserves. While we anticipate a benefit again in 2006, we expect it may improve our combined ratio 2 to 3 percentage points, compared with 5.7 points in 2005 and 6.7 points in 2004.
Productivity Drives Opportunities
While these trends could pressure your company’s short-term performance, we nevertheless remain very confident about the future. We have seen soft market pricing before and know that our best approach is to price every account in line with the risk we assume, continuing to target a profit in our overall insurance underwriting. We are patient, and we have proven capable of achieving industry-leading results, seeing opportunities in all market cycles.
In May 2005, Independent Agent Magazine looked at the 19 “Tiffany class” U.S. publicly traded property casualty
2005 10-K
For a detailed review of the company’s property casualty business, please see Commercial Lines Insurance
Results of Operations, 10-K
Pages 41-47, and Personal
Lines Insurance Results of Operations, 10-K Pages 47-52.
2005 10-K
For a detailed review of the company’s life insurance business, please see Life Insurance Results of Operations, 10-K Pages 52-54.

Property Casualty Statutory Surplus Ratio


Net written premiums to surplus
Estimated industry net written premiums to surplus (A.M. Best)
1.1
1.3
1.2
1.1
1.0
1.0
1.1
1.0
0.7
0.7
2001
2002
2003
2004
2005

The company historically has maintained its ratio of net written premiums to statutory surplus below the industry average. The lower the ratio, the stronger a property casualty insurer's security for policyholders and its capacity to support business growth. In 2004, the company transferred equity securities to the property casualty subsidiary. The transfer accounted for most of the reduction in the ratio for 2005 and 2004.

Life Statutory Capital and Surplus Ratio
(Percent)


Adjusted capital and surplus to liabilities
Estimated industry adjusted capital and surplus to liabilities (A.M. Best)
52.3
39.7
39.2
40.2
37.3
11.1
10.0
10.5
10.7
10.4
2001
2002
2003
2004
2005

The ratio of statutory adjusted capital and surplus to liabilities for Cincinnati Life remained at more than three times the estimated industry average in 2005, reflecting the financial stability of Cincinnati Life. The higher the ratio, the stronger a life insurer's security for policyholders and its capacity to support business growth.

insurers with the highest 2004 revenues. Cincinnati Financial Corporation – No. 19 – stood at the top of the list for after-tax profits per employee.

You don't have to look far to find the sources of this exceptional productivity.

Productivity Drives Progress

Your company has made strides in updating its technology. We're now placing our forms libraries and state manuals online. Several business areas have eliminated waiting and duplication of effort by centralizing their files in online document repositories, where they are simultaneously available on demand to multiple viewers. Life insurance and claims operations have used this capability to streamline their processes and reduce turnaround time. Cincinnati and our vendor were recognized with a 2005 Best Practices Award from the Association for Information and Image Management for enabling field claims representatives to remotely capture, index and submit supplemental claim materials, such as pictures and audio files, via an Internet connection.

Our commercial lines department began imaging its files in 2005. By year-end, half of its teams were using online underwriting and policy files for new business and renewals, with plans to include the other half during 2006. Our commercial lines policy quoting system now is available in all of our states, for all major product lines.

We launched a new, Web-based commercial policy processing system, e-CLAS™, late in 2005. The initial release produces Ohio Businessowners Package policies. We have plans to extend the system in 2006 to our agents in additional states and to start preparations for adding the next lines of business, commercial auto and commercial packages. On the personal lines side, our Diamond policy processing system is live, as of early 2006, in 10 states that represent approximately 85 percent of total personal lines premium volume, and many agents are beginning to see the benefits of easier renewal processing.

People Drive Productivity

The most important source of our productivity truly is our people. Their effectiveness, above and beyond efficiency or automation, leads to profits. From our 14 investment portfolio managers responsible for our $12.657 billion of securities, to our 100 field marketing representatives who manage agency relationships and $282 million of new commercial lines business, associates across the company are highly skilled and intensely alert to opportunities to contribute to your company's success.

In 2005, underwriters continued to pay particular attention to insurance-to-value and risk transfer when renewing policies. Field claims associates, led by Vice President Charles "Bud" Stoneburner II, CPCU, as of early 2005, responded to more than 3,300 hurricane claims and more than 200,000 claims in total, paying all that was due under the policy and doing so with a human touch.

The Relationship Mindset

Your company's professional claims representatives continue to be our best advertising program. Satisfied agents and policyholders often report that they could pay less for a policy from another carrier but refuse to give up the service of their local Cincinnati field associates.

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Cincinnati associates connect with their customers, coming forward to meet their needs. That initiative extends to their community. In 2005, associates organized relief for tsunami and Katrina survivors, in addition to participating in regular activities such as blood drives, school partnerships and fund drives for the arts and United Way. En masse, they put work aside for a few minutes, lining the streets in front of our headquarters offices to joyfully welcome a local battalion back safely from Iraq and to somberly salute soldiers who had sacrificed their lives.
Deeply engaged with people, Cincinnati associates have the right mindset to create the strong agency relationships cited by both A.M. Best and Fitch Ratings as they affirmed your company’s financial strength ratings in 2005. The A++ from A.M. Best places your company among the top 1.6 percent of property casualty insurance groups. Moody’s Investors Service and Standard & Poor’s Ratings Services also award very strong ratings to your company.
Franchise Worth
All of these superior ratings increase our franchise value, attracting good agents by giving them a sales point to emphasize with the many insurance buyers who are willing to pay a fair price for high quality protection. In 2005, we began appointing agencies to actively market in Delaware, our 32nd state of operations. New appointments pushed us past the 1,000 mark to 1,024 agency relationships operating in 1,253 locations. Leveraging the Cincinnati claims and ratings advantages, each reporting agency location produced $2.5 million of business, on average, making us the top carrier within more than half of our agencies and one of the top two carriers in three-quarters.
The independent agencies we select are recognized across our industry as strong sales organizations. This year, the Independent Insurance Agents & Brokers of America gave one of our Minnesota agents its most distinguished honor and named 36 Cincinnati agencies among just 139 chosen nationally for its 2005 Best Practices Study Group. Another agency in North Carolina earned Rough Notes’ Marketing Agency of the Year title. These agencies market the worth of their service, their insurance skill and local knowledge along with Cincinnati product and service advantages. What they offer is a step above the rest, positioning them to go on the offense as value players rather than compete primarily on price.
We also go on the offense by continuously improving products and tools and refining our underwriting guidelines and rate structures. During 2005, for example, we introduced a new edition of our commercial property form and our new Termsetter series of life insurance products. In 2006, we are working on improved worksite life products and enrollment software, as well as expanded eligibility and coverage updates for our Businessowners Package Policy. Your company’s personal lines operations have moved into the profitable range. In 2006, we are working to improve our high policy retention and attract desirable personal lines accounts by adjusting rates, increasing our loss-free credit and incorporating insurance scores into our pricing.
Steady Over Time
Our intention remains to be a steady market participant, capable of writing most types of accounts served by local agencies.
2005 10-K
For a discussion of strategies to cultivate relationships with independent insurance agents, please see Our Business and Our Strategy, 10-K Pages 1-8. Details related to technology solutions are on 10-K
Pages 4-5, and details related to insurer financial strength ratings are on 10-K Pages 5-7.
2005 10-K
For a detailed review of investment operations, please see Investments Results of Operations, 10-K Pages 54-57.

Consolidated Pretax Investment Income
Less expenses
(Dollars in millions)
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Consolidated pretax investment income rose 6.9 percent in 2005. Dividend increases announced during 2005 by companies whose common stocks are in the portfolio are expected to add $15 million to investment income in 2006.
2005 10-K
For a detailed review of the company’s financial results and condition, please see Financial Statements and Supplementary Data, 10-K Page 77, and Notes to Consolidated Financial Statements, 10-K Page 84.
That steadiness is good for shareholders, too. In a study published in 2005, Aon Re Global listed Cincinnati Financial as the first runner-up among all commercial insurers for having the lowest earnings volatility over a two-year period. Aon’s premise is that less volatile earnings will, over time, lead to increased shareholder value. It’s a premise we share.
Over time, the effects of insurance pricing and economic cycles even out. At any point, we choose to look past the peaks and valleys, focusing on what it takes to assure growth and profits over the longer term. That’s the basis for our total return investment program and our emphasis on common stocks, which make up 54.8 percent of our consolidated portfolio’s market value.
We like stocks with steadily increasing dividends and potential for appreciation. While our financial stocks, including our largest holding in Fifth Third, are cyclical, they meet this longer-term investment objective. In late 2005, we began selling our core holding in Alltel Corporation common stock when its business model and outlook for dividend increases changed. With that sale complete early in 2006, we are investing the proceeds in line with our overall investment objectives.
Since 1996, the board of directors also has authorized investment in our own shares, including the most recent authorization of 10 million shares approved in August 2005. Your company returned $267 million to shareholders during 2005, including $63 million through repurchases of our common stock and $204 million of cash dividends paid. Shareholders also received a 5 percent stock dividend in April. Total return to shareholders was 9.1 percent in 2005 versus 4.9 percent for the Standard &
Poor’s 500 Index. For the five years ending December 31, 2005, our total return reached 40.9 percent versus 2.8 percent for the S&P 500. Cincinnati Financial has outperformed the S&P 500 in 13 of the past 16 years.
Over time, we seek to increase earnings per share, book value and dividends at a rate that would allow long-term total return to our shareholders to exceed that of the Standard & Poor’s Composite 1500 Property Casualty Insurance Index. Our five-year total return matched the Index return.
NASDAQ and Mergent, Inc., introduced a new NASDAQ Dividend Achievers Index in February 2006, naming Cincinnati Financial as a founding member. It is comprised of NASDAQ-listed companies that have increased annual regular dividend payments for the last 10 or more consecutive years. In fact, your 2006 indicated annual dividend of $1.34 per share represents the 46th consecutive year of increase.
Your company’s people are prepared to rise above any challenges that 2006 may bring and to dedicate themselves to increasing shareholder value, over time.
Respectfully,
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John J. Schiff, Jr., CPCU Chairman, President and Chief Executive Officer March 10, 2006

Condensed Balance Sheets and Income Statements
Cincinnati Financial Corporation and Subsidiaries — (Dollars in millions) At December 31, 2005 2004 —— —
Assets
Investments $12,702 $12,677
Cash 119 306
Premiums receivable 1,116 1,119
Reinsurance receivable 681 680
Other assets 1,385 1,325
—— — Total assets $16,003 $16,107
—— — Liabilities
Insurance reserves $5,004 $4,743
Unearned premiums 1,559 1,539
Deferred income tax 1,622 1,834
6.125% senior notes due 2034 371 371
6.9% senior debentures due 2028 28 420
6.92% senior debentures due 2028 392 – Other liabilities 941 951
—— — Total liabilities 9,917 9,858
—— — Shareholders’ Equity
Common stock and paid-in capital 1,358 988
Retained earnings 2,088 2,057
Accumulated other comprehensive income – unrealized gains on investments and derivatives 3,284 3,787
Treasury stock (644) (583)
—— — Total shareholders’ equity 6,086 6,249
—— —
(Dollars in millions except per share data) Years ended December 31, 2005 2004 2003 —— —— —
Revenues
Earned premiums $3,164 $3,020 $2,748
Investment income, net of expenses 526 492 465
Realized investment gains and losses 61 91 (41)
Other income 16 11 9
—— —— — Total revenues 3,767 3,614 3,181
—— —— — Benefits and Expenses
Insurance losses and policyholder benefits 1,911 1,846 1,887
Commissions 627 615 536
Other operating expenses 406 353 278
—— —— — Total benefits and expenses 2,944 2,814 2,701
—— —— — Income Before Income Taxes 823 800 480
Provision for Income Taxes 221 216 106
—— —— —
Net Income $ 602 $ 584 $ 374
—
Per Common Share
Net income – basic $ 3.44 $ 3.30 $ 2.11
Net income – diluted $ 3.40 $ 3.28 $ 2.10

Six-year Summary Financial Information

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)

	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Financial Highlights						
Net income	**$ 602**	$ 584	$ 374	$ 238	$ 193	$ 118
One-time items*	**–**	–	15	–	–	(25)
Net income before one-time items*	**$ 602**	$ 584	$ 359	$ 238	$ 193	$ 143
Net realized investment gains and losses, after tax	**40**	60	(27)	(62)	(17)	(2)
Net income before net realized investment gains and losses, before one-time items*	**$ 562**	$ 524	$ 386	$ 300	$ 210	$ 145
Comprehensive income	**99**	287	815	(232)	150	744
Per Share Data (diluted)						
Net income	**$ 3.40**	$ 3.28	$ 2.10	$ 1.32	$ 1.07	$ 0.67
One-time items*	**–**	–	0.09	–	–	(0.14)
Net income before one-time items*	**$ 3.40**	$ 3.28	$ 2.01	$ 1.32	$ 1.07	$ 0.81
Net realized investment gains and losses, after tax	**0.23**	0.34	(0.15)	(0.35)	(0.10)	(0.01)
Net income before net realized investment gains and losses, before one-time items*	**$ 3.17**	$ 2.94	$ 2.16	$ 1.67	$ 1.17	$ 0.82
Cash dividends declared	**1.21**	1.04	0.90	0.81	0.76	0.69
Book value	**34.88**	35.60	35.10	31.43	33.62	33.80
Ratio Data						
Investment yield-to-cost (pretax)	**7.0%**	7.2%	7.5%	7.9%	8.1%	8.4%
Debt-to-capital	**11.5**	11.2	8.9	9.7	9.2	9.4
Return on equity (ROE) before one-time items*	**9.8**	9.4	6.0	4.1	3.2	2.5
ROE based on comprehensive income before one-time items*	**1.6**	4.6	13.5	(4.0)	2.5	13.5
Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 3,076**	$ 2,997	$ 2,815	$ 2,613	$ 2,590	$ 1,881
Written premiums (adjusted)*	**3,097**	3,026	2,789	2,496	2,188	1,936
Earned premiums	**3,058**	2,919	2,653	2,391	2,073	1,828
Loss ratio	**49.2%**	49.8%	56.1%	61.5%	66.8%	71.1%
Loss expense ratio	**10.0**	10.3	11.6	11.4	10.1	11.4
Underwriting expense ratio	**29.8**	29.3	26.5	25.5	22.6	30.0
Combined ratio (reported)	**89.0%**	89.4%	94.2%	98.4%	99.5%	112.5%
Combined ratio (adjusted)*	**89.0%**	89.4%	95.0%	99.6%	103.6%	109.9%
Policyholders' surplus	**$ 4,194**	$ 4,191	$ 2,783	$ 2,340	$ 2,533	$ 3,172
Commercial Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 2,290**	$ 2,186	$ 2,031	$ 1,905	$ 1,827	$ 1,275
Written premiums (adjusted)*	**2,306**	2,209	2,009	1,795	1,551	1,326
Earned premiums	**2,254**	2,126	1,908	1,721	1,453	1,232
Loss ratio	**46.6%**	43.4%	51.2%	57.8%	62.6%	71.1%
Loss expense ratio	**11.0**	10.9	12.7	12.5	11.8	12.9
Underwriting expense ratio	**29.5**	29.4	27.0	25.0	22.3	33.2
Combined ratio (reported)	**87.1%**	83.7%	90.9%	95.3%	96.7%	117.2%
Combined ratio (adjusted)*	**87.1%**	83.7%	91.6%	96.8%	100.7%	114.4%
Personal Lines Property Casualty Insurance Operations (Statutory)						
Written premiums	**$ 786**	$ 811	$ 784	$ 708	$ 763	$ 606
Written premiums (adjusted)*	**791**	817	780	701	637	610
Earned premiums	**804**	793	745	670	620	596
Loss ratio	**56.7%**	66.7%	68.8%	71.0%	76.7%	71.1%
Loss expense ratio	**7.2**	8.9	8.9	8.7	6.2	8.1
Underwriting expense ratio	**30.4**	29.0	25.2	26.8	23.0	31.4
Combined ratio (reported)	**94.3%**	104.6%	102.9%	106.5%	105.9%	110.6%
Combined ratio (adjusted)*	**94.3%**	104.6%	103.9%	106.8%	110.4%	108.4%
Life Insurance Operations (Statutory)						
Written premiums	**$ 205**	$ 193	$ 143	$ 220	$ 102	$ 140
Net income before realized investment gains and losses	**10**	26	27	20	21	28
Net income	**21**	28	20	17	15	30
Gross life insurance face amount in force	**51,493**	44,921	38,492	32,486	27,534	23,525
Admitted assets excluding separate account business	**1,882**	1,713	1,572	1,477	1,329	1,201
Risk-based capital						
Total adjusted capital	**511**	491	443	420	457	503
Authorized control level risk-based capital	**52**	47	50	47	44	76

* The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

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Financial Performance Overview

Our local independent agents, field and headquarters associates achieved excellent financial results in 2005. They invested in efforts that strengthen our position going into 2006, a year that may prove challenging for our industry. Top-notch claims service, especially the response to this year's many weather catastrophes, firmed up policyholder loyalties. Active salesmanship produced more than $300 million of new business and many new policyholders. And our infrastructure expanded with significant progress on technology and physical plant projects, helping assure our ability to achieve the company's objectives over the long term.

Premium Mix
Percent of 2005 consolidated net earned premiums



Life 3%
Personal lines 26%
Commercial lines 71%

All three of our insurance areas contributed to this year's strong underwriting results. Commercial lines, which provided 71 percent of total earned premiums, brought in $285 million of underwriting profit. Personal lines, which provided 26 percent of total earned premiums, added $45 million in underwriting profit. Life insurance, which provided 3 percent of total earned premiums, contributed 20 cents per share to operating earnings, up from 18 cents last year. Our investment operations contributed $526 million in pretax investment income, up 6.9 percent.

The next two pages give a brief overview of 2005 financial results for our insurance and investment operations. We encourage you to read the Management's Discussion and Analysis in our Annual Report on Form 10-K Page 31, for a detailed look at management's view of the results of operations and liquidity and capital resources.

Property Casualty Insurance Operations

We believe that our agent-centered strategy provides important advantages as we go head-to-head with other profitable, financially strong competitors in our regional markets.

Across our commercial lines market areas, during 2005 we saw continued signs of the soft market, with fewer increases and more declines in renewal pricing, aside from any changes in an account's exposures. Account quality, class of business, size of account, location and the mix of carriers that compete in that local market all continue as factors in pricing levels. Commercial policyholders continue to respond favorably to our agents' presentation of the Cincinnati value proposition – customized coverage packages, personal claims service and high financial strength ratings – all wrapped up in a convenient three-year commercial policy.

Property Casualty Net Written Premium Growth (Adjusted*)
Statutory
(Percent)



The Cincinnati Insurance Companies
Estimated industry (A.M. Best)
13.0
14.0
14.7
11.7
8.5
8.5
9.6
4.7
2.3
0.7
2001*
2002*
2003*
2004*
2005*

The personal lines market remains competitive. We are further refining our rates and premium credits. In Diamond states, we plan in July to introduce a limited program of rate segments that incorporate insurance scores into pricing of personal auto and homeowner policies. These changes better position our agents to sell the value of our homeowner auto package, superior claims service and financial strength, which should help us resume growing in this business area.

*The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

9

Other 2005 highlights of the property casualty operations included:

- 2.6 percent increase in 2005 total property casualty net written premiums, ahead of the estimated industry average growth rate of 0.7 percent.
- 89.2 percent GAAP combined ratio (89.0 percent statutory) for full-year 2005. Improvement reflected lower catastrophe losses, continued strong commercial lines underwriting results and a return to personal lines underwriting profitability.
- $127 million in full-year 2005 catastrophe losses, including ceded and assumed reinsurance. Catastrophe losses added 4.1 percentage points to the 2005 combined ratio. Full-year 2004 catastrophe losses of $148 million, on the same basis, added 5.1 percentage points to last year's ratio.
- A net increase of 40 reporting agency locations in 2005. We had 1,024 agency relationships with 1,253 reporting agency locations marketing our insurance products at year-end 2005, up from 986 agency relationships with 1,213 reporting agency locations at year-end 2004.

Property Casualty Combined Ratio
Statutory
(Percent)



The Cincinnati Insurance Companies
Estimated Industry (A.M. Best)
115.7
107.3
100.2
98.1
102.0
103.6
99.6
95.0
89.4
89.0
2001*
2002*
2003*
2004
2005

Commercial Lines Insurance Highlights

- 87.4 percent 2005 commercial lines GAAP combined ratio, marking the second consecutive year with a sub-90 percent combined ratio.
- 4.7 percent rise in 2005 commercial lines net written premiums, with slower growth primarily due to a more competitive pricing environment. The growth rate of commercial lines written premium exceeded the 2.7 percent growth estimated on an industrywide basis.
- $282 million in new commercial lines business written directly by agencies in 2005, unchanged from 2004.
- WinCPP, our commercial lines rate quoting system, rolled out to all 32 states where our agents actively market our insurance products to businesses.
- Ohio agents began using e-CLAS™, our Web-based commercial lines policy processing system, to issue Businessowners Package policies (BOPs) during 2005. With almost $1 million in BOP premiums on that processing system by year-end, we anticipate introducing it in 2006 to agents in several other states and beginning preparations to add product lines to enhance its utility.

Personal Lines Insurance Highlights

- 94.4 percent 2005 personal lines GAAP combined ratio, reflecting substantial progress in lowering our homeowner loss and loss expense ratio closer to breakeven. 2005 was the first full year of profitability for personal lines since 1999.
- 3.0 percent decline in 2005 personal lines net written premiums, with 6.6 percent fourth-quarter decline.
- $32 million in new personal lines business written directly by agencies in 2005, compared with $48 million last year.
- Diamond, the company's personal lines policy processing system, in use at year-end in seven states. These states represented approximately 70 percent of total 2005 personal lines earned premium volume. In 2005, $417 million of personal lines' $786 million of written premium was issued through Diamond.
- Diamond rollout to extend to six additional states in 2006. Georgia, Kentucky and Wisconsin agents began using Diamond in early 2006, with Minnesota, Missouri and Tennessee rollouts planned for later in the year.

*The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 22 defines and reconciles measures presented in this report that are not based on GAAP or statutory accounting principles.

10

Life Insurance Operations
The Cincinnati Life Insurance Company contributed 2 cents more to our company’s operating earnings this year, reflecting higher earned premium with stable expenses and mortality experience within pricing guidelines. Overall, the life operation continues to provide a consistent income stream for our agents and the company, helping to offset some of the inevitable fluctuations in property casualty results.
Other 2005 highlights of the life insurance operations included: • $205 million in 2005 total life insurance operations written premiums, up from
Cincinnati Life — Gross Life Policy Face Amounts In Force
Excluding annuities, accident and health business
(Dollars in millions)
Investment Operations
We remain committed to our buy-and-hold equity investing strategy, which we believe is key to the company’s long-term growth and stability. During the second half of 2005, we made moderate additions to our equity portfolio and anticipate making equity investments in 2006 that provide both income
Consolidated Investment Portfolio
As of December 31, 2005
(Dollars in millions)
Book Value Market (Fair) Value
and the potential for capital appreciation over the years.
Other 2005 highlights of the investment operations included:
· 6.9 percent increase in pretax net investment income. Interest income from fixed-
$193 million in 2004. Written premiums for life insurance operations for all periods include life insurance, annuity and accident and health premiums. Life insurance 2004 premiums included the sale of two general account bank-owned life insurance (BOLIs) policies totaling $10 million.
· 14.6 percent rise in face amount of life policies in force to $51.493 billion at year-end 2005 from $44.921 billion at year-end 2004. Applications submitted in 2005 rose 2.0 percent, with a 6.3 percent gain in worksite applications.
· 16.1 percent rise in 2005 term life insurance gross written premiums, benefiting from midyear introduction of a new series of term products. The Termsetter Plus series includes an optional return-of-premium feature.
Response to the new portfolio has been favorable, with approximately 25 percent of applications requesting the return-of-premium feature.
income investments contributed 53.3 percent of 2005 net investment income. Dividend increases from common stocks more than offset loss of income from sales or calls of convertible preferred securities in the past 12 months. Fifth Third, the company’s largest equity holding, contributed 43.6 percent of total dividend income in 2005.
· $15 million annually in additional investment income expected from dividend increases announced during 2005 by Fifth Third and another 35 of the 49 common stock holdings in the equity portfolio.
· $4.194 billion in statutory surplus for the property casualty insurance group at year-end 2005, essentially unchanged from year-end 2004. The ratio of common stock to statutory surplus for the property casualty insurance group portfolio was 97.0 percent at year-end 2005, compared with 103.5 percent at year-end 2004.
· 33.9 percent ratio of investment securities held at the holding-company level to total holding-company-only assets at year-end 2005, in line with management’s below-40 percent target.
· 1.5 million of our shares repurchased at a total cost of $63 million in 2005.

I Am the Face of Cincinnati
“Our business is to protect people against calamitous misfortunes and catastrophes. It is our duty to furnish this protection – with a warm human interest in those we insure – and in the most progressive and efficient manner.”
This preamble appeared from 1957 to 1963 in your company’s annual reports. Efficiency was a high priority then, as it is today. And we continue to get the job done, furnishing the protection expected by our agency customers and their clients. Just as important, we integrate into every process and every transaction a genuine concern for people.
In these pages, you’ll meet some of the associates who carry out the everyday details related to “furnishing protection.” They are remarkable. Their words reveal strong ownership not only of their individual jobs, but also of our mission to support the continued success of our local independent agents, who we believe are best equipped to serve the policyholders in their communities.
As a growing organization whose competitive edge has always been our ability to provide the human touch, how do we avoid becoming another large, impersonal organization of people in cubicles, not fully awake to the impact – for better or worse – of their actions? How do we create totally vested associates willing to give of themselves in providing warm human responses?
Room to grow
Meeting the needs of our independent insurance agencies has allowed us to grow more rapidly than the overall industry. But substantial potential remains in our 32 active states.
In 26 states, our market share is less than 1 percent. To tap this potential, we have accelerated efforts to appoint new agency relationships. In 2005 and 2004, we added 91 new agency
Cincinnati Market Share by State
Based on 2004 Direct Written Premiums
relationships. We anticipate making 50 appointments in 2006.

Growing relationships
We select and reward professional independent agents who share our long-term focus – agents who do business person to person; offer broad, value-added services; maintain sound balance sheets; and manage their agencies professionally. As agents learn about Cincinnati, they develop an appreciation for our approach and reward us with a steadily increasing share of their business. We rank No. 1 or No. 2, based on premium volume, in 74 percent of the reporting agency locations that we have served for more than five years. There is
Cincinnati Market Share Within Reporting Agency Locations
Based on 2004 Direct Written Premiums
(Percent)
tremendous potential in the 196 reporting agency locations that have marketed our products for less than five years, even as we continue to grow with the 1,057 more established reporting locations.
You’ll hear a consistent chorus of answers to these questions as you follow these associates through the process of getting business done to high standards:
• They have – and use – considerable authority to flexibly respond to each situation. They take individual responsibility for making, controlling, improving and completing our processes.
• They have the right training to understand the big picture as well as the close-up.
• Theirs is a team effort, empowering them to broadly define their roles and broadly assist customers, knowing they can draw on extensive experience and resources as needed.
Your company sees challenges in the coming year, as market conditions for our property casualty insurance business make it more difficult to grow and as our investments in people and systems continue. We believe we’re moving in the right direction and will move past those challenges stronger than ever.
People are our major advantage. We are represented in the
marketplace by top, professional independent agents. We have a culture that encourages associates to look within themselves to find solutions, to increase and direct their efforts with certainty that individual contributions make a difference. We hear those individuals, almost 4,000 strong, each saying, “I am the face of Cincinnati.”
Product growth
Cincinnati is a regional carrier, serving local markets and working with our agents account by account. This approach has made us the 25thlargest property casualty insurer based on net premiums written. In selected product lines, it has made us an even more significant player. We rank nationally among the top 20 carriers for commercial property, commercial auto and commercial casualty insurance. We
Cincinnati’s Highest Volume Lines
National Market Share and Rank based on 2004 Direct Written Premiums
(Percent)
achieve those ranks even though our market share in those product lines is less than 2 percent, showing the potential that remains as we continue to meet agent needs.

Putting a Personal Stamp on
‘The Process’
Behind every Cincinnati commercial lines policy is a process involving underwriters, raters, typists and policy service specialists. But the last thing Cincinnati wants agents to worry about is “the process.”
“We want the personal touch,” said Susi Reasch, team leader of the group serving Michigan agencies.
“Our relationship with the agent is very important.” Supporting Reasch and the 10 other underwriters in her group are three typists, five raters, three policy service assistants and two Advanced Workstation Rating (AWR)
operators – specialists who work on automated policy processing systems. Working closely with commercial lines are associates from other Cincinnati headquarters departments, including imaging and agency accounting.
“We all work well together,” Reasch said. “We all understand the urgency of getting something done and getting it right the first time.” On a typical morning, Don Gray, an underwriter on Reasch’s team, arrives at his desk to find e-mails from agencies containing information he has requested to process pending renewals. He interacts with agency staff via telephone, too, on peak days making or receiving up to 40 calls. He’s prompt at responding to questions, even if it’s just to let the agency know he is researching the answer. “It’s just courtesy,” he said. He knows the agents and customer service representatives in each agency by name, and the conversation is friendly as they exchange information.
Underwriting – or risk selection and pricing – on new business is done in the field by the marketing representative, but the headquarters underwriter helps set up the file. If Gray has questions about new business, he can contact the marketing representative or the agent. On renewal business, Gray, who has been an underwriter for more than five years, is responsible for underwriting the policy himself. He’ll examine the loss history and work with the agency to make sure the appropriate endorsements and exclusions are part of the policy. He also takes care of requests for endorsements on in-force policies.

Above: Underwriter Don Gray answers an agent’s question by reviewing a policy online. Left: Commercial North team members, Susi Reasch, Sheryl Thacker, Don Gray, Guynn Green and Scott Smith, manager.
Policy service assistants, imaging associates, raters and typists speed the process, all serving as extra hands or extra eyes. The assistants deliver mail and faxes; imaging associates scan policies into electronic files for easy retrieval; raters research premium guidelines and typists or AWR operators finalize the policy.
Underwriters like Gray and Reasch draw on a variety of reference materials, procedure guides and automated systems to help them evaluate renewal business. Underwriting managers and coverage area specialists – in areas such as crime and umbrella – also are available to help.
By following established procedures, the commercial lines team can be sure to cover every important step. Despite “the process,” underwriters understand that flexibility and service are key. When an agency has a request or issue, the underwriter is able to stop and take care of it. That flexibility is what keeps Reasch enthused about her job after 28 years.
“It’s not a factory,” she said, smiling.
Building a Better Underwriter
“It takes at least six months to train an underwriter,” said Susi Reasch, a commercial lines team leader. Because the agency relationship is the core Cincinnati value, underwriters are assigned to agencies rather than to underwriting specialties. It is each underwriter’s job to understand property, liability, auto, inland marine, crime, umbrella and workers’ compensation coverages.
Underwriters begin training with structured classroom sessions in Cincinnati’s own Training Center. They study insurance coverage topics and various insurance operations beyond underwriting: claims, loss control, machinery and equipment, legal issues, product research and development, and regulatory matters, among others. Specialists from inside the company take turns teaching the topics.
“We teach relationships and negotiation and how to do a
good job with an agency,” Reasch said.
Upon graduating, new underwriters spend several months observing and working under close supervision of a mentor. When they have mastered the necessary skills, the underwriters are assigned their own territories, usually smaller ones at first. Managers are there to back up the new underwriters as they learn.
And the learning doesn’t end after a territory is assigned. Over time, some underwriters develop expertise in specific areas. For example, Reasch is a crime and umbrella coverage specialist. Besides serving her own agencies, she has become a resource across the commercial lines department.
Associates also have numerous opportunities for continuing education, both within the company and through industry professional organizations. Many underwriters continue to study throughout their careers, earning nationally recognized designations in personal or commercial insurance and insurance management, including the Chartered Property Casualty Underwriter designation.

Specialized Knowledge
Provides Sales Advantage
Swiadas’ title, yet he sells “Sales” is nowhere in Mike Cincinnati Insurance every day. The machinery and equipment specialist calls on his mechanical knowledge, national boiler inspection certification and insurance know-how to protect policyholders from financial loss due to equipment breakdown.
“After 31 years in the business, I have a lot of information in my head,” he noted. That helps the agent sell the policy.
Swiadas routinely accompanies agents, field marketing and loss control representatives when they inspect businesses seeking Cincinnati’s
“Thank you for the excellent description of your coverage! This really is helpful to us in the field selling your product. I started to work with Cincinnati about eight months ago, and this type of response is why you are quickly becoming my favorite carrier.” Patrick Martell – Chittenden Insurance – Portsmouth, New Hampshire
commercial coverage. The team inspections help everyone better understand risks.
“It’s how we serve our clients,” Swiadas said. “We all work together.” Swiadas is certified by the National Board of Boiler and Pressure Vessel Inspectors. That means he has passed a rigorous exam and continuing education requirements. He also continues his informal education, responding to equipment breakdown claims and visiting agencies. Swiadas is an underwriter, too, with authority to underwrite machinery risks.
“Cincinnati is a full-service insurance company,” explained Duane Cantrell, field supervisor. “We want it to be easy to do business with us.”
Underwriter Charles Harrison and Machinery & Equipment Specialist Mike Swiadas discuss boiler coverage.
Cincinnati’s expertise in loss control and machinery and equipment creates a key competitive advantage. Agents don’t need a specialty carrier to cover boilers, turbines and other equipment; Cincinnati can cover them.

A Relationship Built to Last a Lifetime
When a client chooses a Cincinnati Life insurance policy, it’s the beginning of a relationship that can last 60 years or more. Trust is vital.
“We understand we are helping a family or providing business continuity,” said Mark McPheron, life underwriting superintendent.
McPheron and his staff go into action when they receive applications from independent agents. They check application information and study medical exams to make sure the applicant is a suitable candidate for life insurance.
Technology innovations, including LifePro® and imaging software and an electronic workflow system, collect information in one convenient electronic file. Underwriters and policy issue specialists have easy access.
Above: Marsha Houston and Amanda Bowers, lead customer service representatives. Right: Underwriter Mark McPheron with trainees Teresa Rose and Kristy Rumley and Stephanie Johnson, policy issue specialist.
Far right: Ann Binzer, manager of Life & Health Claims.
After the policy is issued, the Life Policy Service team takes over. They handle transactions over the life of the policy, including address changes, beneficiary changes, loans, terminations or reinstatements, term expirations and benefit changes.
Service representatives work with policyholders or through an agent “once the policy has been released,” explained Amanda Bowers, lead customer service representative.
When a policyholder dies, Ann Binzer’s life claims team
“Thanks for your prompt attention. I’m not sure the insured will ever appreciate what it took for you to make this happen. I got a panicked call on Tuesday saying that the bank needed a copy of the life insurance policy in order to close. ‘That’s OK.’I told her. ‘The company overnighted the policies, can I bring them out now?’Having the policies that fast really made our agency, your staff and the company look great.”
Jamie Purmort – Purmort & Martin Insurance Agency – Sarasota, Florida
works to pay the claim. Aprocessor gathers information from the beneficiary to verify coverage and issue the check.
Currently, most claims are processed on paper, but in 2006, the department expects to join the Claims Management System. The goal is to have all claims files imaged to make them more easily accessible.
Relatives often find policies long after a death. But sometimes a call comes while grief is still fresh. The team is trained to handle it.
“When a loved one dies, it’s a difficult time,” said Binzer, manager of the 16-member Life & Health Claims department. “We do what needs to be done to get the claim paid.”

Communication, Consistency, Cooperation
Pieter kes works from an office in his home, like all of the 751 Cincinnati claims associates who work in the field. This allows him the flexibility to serve agency customers and policyholders around Birmingham, Alabama, promptly and on a schedule that meets their needs.
The day after Hurricane Katrina hit the Gulf Coast and spread destruction northward into his area, Kes already was in action. He inspected eight properties that first day, making sure they were secured.
“By responding quickly, we can help people avoid further damage,” Kes said. “That helps policyholders, and it helps our company, too.”
Cincinnati’s catastrophe response teams soon joined Kes, helping him maintain quality service not only on storm claims, but also on other claims.
Catastrophe response teams closed 77 percent of the Katrina claims within eight weeks. Cincinnati’s automated Claims Management System eased the process. Because claims files now are electronic, emergency teams could easily check the status on claims and move them toward resolution.
In addition to claims service, Kes also provides another set of eyes in his territory. If he sees something an agent or underwriter should know about – positive or negative – he files a risk report. For example, while working on a claim, he noticed vines growing across the entryway steps, creating a potential hazard – and a potential liability. Kes wrote a risk report that was shared with the agency and various Cincinnati
Above: Karen Gray, Bob Bernard and Birdie McCane each play a role in Diamond’s success. Right: Alabama underwriting team – Bill Rizzo, Pat Buchman, Tim Wright, Rob Treinen and Carrie McKitrick.
associates. The agent alerted the property owner and the problem was fixed.
Pat Buchman routinely sees such reports. As a personal lines underwriter in Cincinnati’s headquarters, Buchman flags items for review when an Alabama policy comes up for renewal.

It’s his job to make sure risks are correctly identified and the appropriate premium charged. That diligence helps get policyholders the right coverage and helps agencies stay profitable.
“We like the involvement of the field claims representatives,” said underwriting manager Tim Wright. In underwriting and issuing a renewal policy through the automated Diamond policy production system, the agent might not get to see details of a home’s condition. But the field claims representative does, allowing the Cincinnati team to supply the agent with better information.
Another place where Buchman and Wright add value is through detailed analysis of agency business. Every year, Buchman reviews his assigned agencies and works with them to improve the business they write. When he makes his agency visits, there are no surprises. The key, he said, is to “stick to the three C’s: communication, consistency and cooperation.”
“It takes time to build that relationship up,” Wright said. Communication makes it easier for Cincinnati to be flexible when an agent asks for an accommodation on a hard-to-write piece of business. With research and careful use of credits and deductibles, underwriters can accept business that may not precisely fit the guidelines, but that still will be profitable.
“Our philosophy is to try to find a way to write the business,” Wright said. n
When Storms Hit, Cincinnati Claims Teams Shine
Before low pressure systems formed in the tropics...before the 2005 hurricanes churned in the ocean...long before “Katrina” was a household word, David Rice and his Cincinnati field claims associates were planning for the worst while hoping for the best.
Every December, Rice, manager of Cincinnati’s catastrophe response teams, assembles a list of more than 400 volunteers for “on call” duty throughout the upcoming year. When a catastrophe such as a hurricane or tornado generates enough claims to strain local operations, Rice quickly sends help.
Each team includes 10 claims representatives from across Cincinnati’s territories. Although storm duty can mean 12-hour days away from home for weeks, recruiting is not difficult. “People want to help,” Rice said.
Field Claims officers David Rice and Bud Stoneburner. Below: Field Claims associates load a trailer with supplies needed to respond to catastrophe claims.
“There’s a great deal of personal satisfaction going into a catastrophe situation and making things better.”
Back at home, it’s business as usual. Associates cover for storm volunteers. If the claims volume requires an extended storm team presence, teams are rotated in and out until the local staff finds the caseload manageable. The Claims Management System makes it easy to reassign claims and for all parties to track activity electronically.
Just as with normal claims operations, field claims associates on catastrophe duty are committed to providing prompt, personal and fair service.
“On storm duty, we do what we normally do,” Rice said. “We just do more, and we do it faster and under very unusual circumstances.”

Flexibility intheField
It’s an awesome responsibility, yet a point of great pride. “I am the face of Cincinnati to the agencies; the field marketing representative is the person they turn to for complaints and for praise,” explained Glenn Wernke, field director in a Cincinnati sales territory that serves 13 agencies around Indianapolis.
Unlike marketing representatives from most other insurance companies, Wernke has the authority to decide about new business himself. He estimates 90 percent of his time is spent quoting and underwriting commercial lines business. After 20 years in insurance, “I have a pretty good idea of what’s a good risk and what’s a bad risk,” he said.
Wernke visits his assigned agencies regularly, ready to look at new business and give approvals or request more information. “I try to quote the business right in their office, if possible,” he said.
Cincinnati’s underwriting philosophy has always allowed the field representative the flexibility to look at an excellent risk in a good agency, even if it’s in a tough class of business. “That sets us apart from the rest,” Wernke said. “No other company gives that kind of flexibility.”
Wernke doesn’t work alone, however, and knows he can call on field or headquarters team members for support, whether it’s discussing an underwriting issue with a commercial lines team member or working with the loss control department to answer an agency question.
Cincinnati’s machinery and equipment and loss control representatives also are based in the local communities.
Wernke added that agents appreciate having these experts on hand to perform inspections and recommend specific actions to improve the safety of a policyholder’s operations and the quality of the agent’s insurance account.
The headquarters sales management team – all of whom have underwriting and field marketing experience – also are available to pitch in. “Our primary role is to support Glenn in the field,” said Bill Clevidence, Wernke’s headquarters manager. “We work with Glenn to help perpetuate the agencies he serves and help improve their financial health.”
Recent technology advances have allowed Wernke to submit quotes electronically, spending less time on paperwork and more time in his customers’offices. While the technology is a nice benefit, it’s not usually what keeps an agency in the Cincinnati family. “The agencies who have us wouldn’t give us up,” Wernke said. “We care. To them, the heart is more important than the tools.” n
Left to right: Members of Cincinnati’s Indianapolis field team: Allen Wilson, Tim McCord, Glenn Wernke, Tom Murray and Danny Nickleson.

Cincinnati Financial Corporation Directors and Officers

Directors (as of March 10, 2006)

William F. Bahl, CFA
Chairman
Bahl & Gaynor Investment Counsel, Inc.
Director since 1995 (1)(3)(4)(5*)

James E. Benoski
Vice Chairman and Chief Insurance Officer
Cincinnati Financial Corporation
Director since 2000 (3)(4)

Michael Brown
President
Cincinnati Bengals, Inc.
Director since 1980 (3)

Dirk J. Debbink
President
MSI General Corporation
Director since 2004 (1)

Kenneth C. Lichtendahl
President and Chief Executive Officer
Tradewinds Beverage Company
Director since 1988 (1*)(2)(5)

W. Rodney McMullen
Vice Chairman
The Kroger Co.
Director since 2001 (2*)(4)

Gretchen W. Price
Vice President – Finance & Accounting
Global Operations
Procter & Gamble
Director since 2002 (1)(2)

John J. Schiff, Jr., CPCU
Chairman, President and Chief Executive Officer
Cincinnati Financial Corporation
Director since 1968 (3*)(4*)

Thomas R. Schiff
Chairman and Chief Executive Officer
John J. & Thomas R. Schiff & Co., Inc.
(insurance agency)
Director since 1975 (4)

John M. Shepherd
Chairman and Chief Executive Officer
The Shepherd Chemical Company
Director since 2001 (3)(5)

Douglas S. Skidmore
President and Chief Executive Officer
Skidmore Sales & Distributing Company, Inc.
Director since 2004 (1)

John F. Steele, Jr.
Chairman and Chief Executive Officer
Hilltop Basic Resources, Inc.
Director since 2005 (1)

Larry R. Webb, CPCU
President
Webb Insurance Agency, Inc.
Director since 1979 (3)

E. Anthony Woods
Chairman
Deaconess Associations, Inc.
Director since 1998 (2)(4)

* Committee Chair
(1) Audit Committee
(2) Compensation Committee; also Lawrence H. Rogers II, adviser
(3) Executive Committee
(4) Investment Committee; also Richard M. Burridge, CFA, adviser
(5) Nominating Committee

Officers (as of March 10, 2006)

John J. Schiff, Jr., CPCU
Chairman, President and Chief Executive Officer

James E. Benoski
Vice Chairman and Chief Insurance Officer

Kenneth W. Stecher
Chief Financial Officer and Senior Vice President, Secretary, Treasurer

Kenneth S. Miller, CLU, ChFC
Chief Investment Officer and Senior Vice President, Assistant Secretary, Assistant Treasurer

Eric N. Mathews, CPCU, AIAF
Vice President, Assistant Secretary, Assistant Treasurer

Directors Emeriti

Vincent H. Beckman
Robert J. Driehaus
John E. Field, CPCU
Jackson H. Randolph
Lawrence H. Rogers II
John Sawyer
Robert C. Schiff
Frank J. Schultheis
David B. Sharrock
Thomas J. Smart
Alan R. Weiler, CPCU
William H. Zimmer


W.F. Bahl


J.E. Benoski


M. Brown


D.J. Debbink


K.C. Lichtendahl


W.R. McMullen


G.W. Price


J.J. Schiff, Jr.


T.R. Schiff


J.M. Shepherd


D.S. Skidmore


J.F. Steele, Jr.


L.R. Webb


E.A. Woods

21

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’(NAIC) Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAPdata.
Management uses certain non-GAAPand non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments – when analyzing both GAAPand certain non-GAAPmeasures may improve understanding of trends in the underlying business, helping avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAPmeasures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.
· Net income before realized investment gains and losses: Net income before realized investment gains and losses (readers also may have seen this measure defined as operating income) is calculated by excluding net realized investment gains and losses from net income. Management evaluates net income before realized investment gains and losses to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAPaccounting requirements, gains and losses can be recognized from certain changes in market values of securities and embedded derivatives without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period. For these reasons, many investors and shareholders consider net income before realized investment gains and losses to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents net income before realized investment gains and losses so that all investors have what management believes to be a useful supplement to GAAPinformation.
· Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.
· Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAPaccounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.
· Written premium adjustment – statutory basis only: In 2002, the company refined its estimation process for matching property casualty written premiums to policy effective dates, which added $117 million to 2002 written premiums. To better assess ongoing business trends, management may exclude this adjustment when analyzing trends in written premiums and statutory ratios that make use of written premiums.
· Codification: Adoption of Codification of Statutory Accounting Principles was required for Ohio-based insurance companies effective January 1, 2001. The adoption of Codification changed the manner in which the company recognized statutory property casualty written premiums. As a result, 2001 statutory written premiums included $402 million to account for unbooked premiums related to policies with effective dates prior to January 1, 2001. To better assess ongoing business trends, management excludes this $402 million when analyzing written premiums and statutory ratios that make use of written premiums.
· Life insurance gross written premiums: In analyzing the life insurance company’s gross written premiums, management excludes five larger, single-pay life insurance policies (bank-owned life insurance or BOLIs) written in 2004, 2002, 2000 and 1999 to focus on the trend in premiums written through the independent agency distribution channel.
· One-time charges or adjustments: Management analyzes earnings and profitability excluding the impact of one-time items.
* In 2003, as the result of a settlement negotiated with a vendor, pretax results included the recovery of $23 million of the $39 million one-time, pretax charge incurred in 2000.
· In 2000, the company recorded a one-time charge of $39 million, pre-tax, to write down previously capitalized costs related to the development of software to process property casualty policies.
* In 2000, the company earned $5 million in interest in the first quarter from a $303 million single-premium BOLI policy that was booked at the end of 1999 and segregated as a separate account effective April 1, 2000. Investment income and realized investment gains and losses from separate accounts generally accrue directly to the contract holder and, therefore, are not included in the company’s consolidated financials.

Reconciliation of Consolidated Financial Data

Cincinnati Financial Corporation and Subsidiaries

(Dollars in millions except per share data)	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Income Statement Data						
Net income	**$ 602**	$ 584	$ 374	$ 238	$ 193	$ 118
One-time items	**–**	–	15	–	–	(25)
Net income before one-time items	**602**	584	359	238	193	143
Net realized investment gains and losses	**40**	60	(27)	(62)	(17)	(2)
Net income before realized investment gains and losses, before one-time items	**$ 562**	$ 524	$ 386	$ 300	$ 210	$ 145
Per Share Data (diluted)						
Net income	**$ 3.40**	$ 3.28	$ 2.10	$ 1.32	$ 1.07	$ 0.67
One-time items	**–**	–	0.09	–	–	(0.14)
Net income before one-time items	**3.40**	3.28	2.01	1.32	1.07	0.81
Net realized investment gains and losses	**0.23**	0.34	(0.15)	(0.35)	(0.10)	(0.01)
Net income before realized investment gains and losses, before one-time items	**$ 3.17**	$ 2.94	$ 2.16	$ 1.67	$ 1.17	$ 0.82
Return on Average Equity						
Return on average equity	**9.8%**	9.4%	6.3%	4.1%	3.2%	2.1%
One-time items	**–**	–	(0.3)	–	–	0.4
Return on average equity before one-time items	**9.8%**	9.4%	6.0%	4.1%	3.2%	2.5%
Return on Average Equity Based on Comprehensive Income						
ROE based on comprehensive income	**1.6%**	4.6%	13.8%	(4.0)%	2.5%	13.1%
One time items	–	–	(0.3)	–	–	0.4
ROE based on comprehensive income before one-time items	**1.6%**	4.6%	13.5%	(4.0)%	2.5%	13.5%
Investment Income						
Investment income, net of expenses	**$ 526**	$ 492	$ 465	$ 445	$ 421	$ 415
Bank-owned life insurance (BOLI)	**–**	–	–	–	–	(5)
Investment income, net of expenses, before BOLI	**$ 526**	$ 492	$ 465	$ 445	$ 421	$ 410

Reconciliation of Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Premiums[1]						
Written premiums (adjusted)	**$ 3,097**	$ 3,026	$ 2,789	$ 2,496	$ 2,188	$ 1,936
Codification[2]	–	–	–	–	402	(55)
Written premiums adjustment[2]	**(21)**	(29)	26	117	–	–
Written premiums (reported)[2]	**3,076**	2,997	2,815	2,613	2,590	1,881
Unearned premiums change	**(18)**	(78)	(162)	(222)	(517)	(53)
Earned premiums (GAAP)	**$ 3,058**	$ 2,919	$ 2,653	$ 2,391	$ 2,073	$ 1,828
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	**2.3%**	8.5%	11.7%	14.0%	13.0%	15.2%
Written premiums (reported)[2]	**2.6**	6.5	7.7	0.9	37.7	11.9
Earned premiums	**4.8**	10.0	10.9	15.4	13.3	10.3
Combined Ratio[1]						
Combined ratio (reported)	**89.0%**	89.4%	94.2%	98.4%	99.5%	112.5%
Codification[2]	–	–	–	–	4.1	(0.9)
Written premium adjustment	**nm**	nm	nm	1.2	–	–
One-time items	**–**	–	0.8	–	–	(1.7)
Combined ratio (adjusted)	**89.0**	89.4	95.0	99.6	103.6	109.9
Catastrophe losses	**(4.1)**	(5.1)	(3.6)	(3.6)	(3.1)	(2.7)
Combined ratio excluding catastrophe losses (adjusted)	**84.9%**	84.3%	91.4%	96.0%	100.5%	107.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.
nm - not meaningful

1 Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

2 Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums were calculated on a billed basis.

23

Reconciliation of Commercial Lines Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Premiums[1]						
Written premiums (adjusted)	**$ 2,306**	$ 2,209	$ 2,009	$ 1,795	$ 1,551	$ 1,326
Codification[2]	**–**	–	–	–	276	(51)
Written premiums adjustment[2]	**(16)**	(23)	22	110	–	–
Written premiums (reported)[2]	**2,290**	2,186	2,031	1,905	1,827	1,275
Unearned premiums change	**(36)**	(60)	(123)	(184)	(374)	(43)
Earned premiums (GAAP)	**$ 2,254**	$ 2,126	$ 1,908	$ 1,721	$ 1,453	$ 1,232
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	**4.4%**	10.0%	11.9%	15.8%	16.9%	20.5%
Written premiums (reported)[2]	**4.7**	7.6	6.6	4.2	43.3	15.9
Earned premiums	**6.0**	11.4	10.8	18.6	17.9	13.2
Combined Ratio[1]						
Combined ratio (reported)	**87.1%**	83.7%	90.9%	95.3%	96.7%	117.2%
Codification[2]	**–**	–	–	–	4.0	(1.2)
Written premium adjustment	**nm**	nm	nm	1.5	–	–
One-time items	**–**	–	0.7	–	–	(1.6)
Combined ratio (adjusted)	**87.1**	83.7	91.6	96.8	100.7	114.4
Catastrophe losses	**(3.4)**	(3.4)	(2.2)	(2.3)	(1.9)	(1.5)
Combined ratio excluding catastrophe losses (adjusted)	**83.7%**	80.3%	89.4%	94.5%	98.8%	112.9%

Reconciliation of Personal Lines Property Casualty Insurance Data (Statutory)[1]

Cincinnati Insurance Property Casualty Group

(Dollars in millions)	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Premiums[1]						
Written premiums (adjusted)	**$ 791**	$ 817	$ 780	$ 701	$ 637	$ 610
Codification[2]	**–**	–	–	–	126	(4)
Written premiums adjustment[2]	**(5)**	(6)	4	7	–	–
Written premiums (reported)[2]	**786**	811	784	708	763	606
Unearned premiums change	**18**	(18)	(39)	(38)	(143)	(10)
Earned premiums (GAAP)	**$ 804**	$ 793	$ 745	$ 670	$ 620	$ 596
Year-over-year Growth Rate[1]						
Written premiums (adjusted)[2]	**(3.2)%**	4.7%	12.0%	9.8%	4.6%	5.0%
Written premiums (reported)[2]	**(3.0)**	3.4	10.8	(7.2)	26.1	4.3
Earned premiums	**1.4**	6.4	11.2	8.1	4.0	4.6
Combined Ratio[1]						
Combined ratio (reported)	**94.3%**	104.6%	102.9%	106.5%	105.9%	110.6%
Codification[2]	**–**	–	–	–	4.6	(0.2)
Written premium adjustment	**nm**	nm	nm	0.3	–	–
One-time items	**–**	–	1.0	–	–	(2.0)
Combined ratio (adjusted)	**94.3**	104.6	103.9	106.8	110.5	108.4
Catastrophe losses	**(6.3)**	(9.7)	(7.3)	(7.1)	(5.8)	(5.4)
Combined ratio excluding catastrophe losses (adjusted)	**88.0 %**	94.9%	96.6%	99.7%	104.7%	103.0%

Reconciliation of Life Insurance Company Data (Statutory)[1]

The Cincinnati Life Insurance Company

(Dollars in millions)	Years ended December 31,					
	2005	2004	2003	2002	2001	2000
Gross written premiums (reported)	**$ 249**	$ 230	$ 173	$ 244	$ 122	$ 157
Bank-owned life insurance (BOLI) adjustment	**–**	(10)	–	(34)	–	(20)
Gross written premiums (adjusted)	**$ 249**	$ 220	$ 173	$ 210	$ 122	$ 137

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.
nm - Not meaningful

[1] Statutory data prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners and filed with the appropriate regulatory bodies.

[2] Prior to 2001, property casualty written premiums were recognized as they were billed throughout the policy period. Effective January 1, 2001, written premiums have been recognized on an annualized basis at the effective date of the policy. Written premiums for 2000 were reclassified to conform with the 2001 presentation; information was not readily available to reclassify earlier year statutory data. The growth rates in written premiums between 1999 and 2000 are overstated because 1999 premiums were calculated on a billed basis.

24

Cincinnati Financial
C O R P O R A T I O N
2005 Annual Report on Form 10-K
Table of Contents 10-K Page Part I
Item 1 Business . 1 Item 1A Risk Factors . 21 Item 1B Unresolved Staff Comments 25
Item 2 Properties . 26 Item 3 Legal Proceedings 26
Item 4 Submission of Matters to a Vote of Security Holders . 26 Part II
Item 5 Market for the Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities 27
Item 6 Selected Financial Data . 28 Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations . 31 Item 7A Quantitative and Qualitative Disclosures About Market Risk 70
Item 8 Financial Statements and Supplementary Data 77
Includes:
Responsibility for Financial Statements 77
Management’s Annual Report on Internal Control Over Financial Reporting 78
Report of Independent Registered Public Accounting Firm 79
Item 9 Changes in and Disagreements with Accountants on Accounting and Financial Disclosure . 100 Item 9A Controls and Procedures . 100 Item 9B Other Information 100
Part III
Item 10 Directors and Executive Officers of the Registrant 100
Item 11 Executive Compensation 100
Item 12 Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters 101
Item 13 Certain Relationships and Related Transactions 101
Item 14 Principal Accountant Fees and Services 101
Part IV
Item 15 Exhibits and Financial Statement Schedules . 101

Subsidiary Officers and Directors
As of March 10, 2006, listed alphabetically The Cincinnati Insurance Company (CIC) The Cincinnati Indemnity Company (CID)
Executive Officers
James E. Benoski
CIC, CID, CCC Vice Chairman of the Board CIC, CID, CCC, CLIC Chief Insurance Officer and Senior Vice President–Headquarters Claims Director of all subsidiaries
Craig W. Forrester, CLU
CIC, CID, CCC, CLIC Senior Vice President–Information Technology
Thomas A. Joseph, CPCU
CIC, CID, CCC Senior Vice President–Commercial Lines; Director
Eric N. Mathews, CPCU, AIAF
CIC, CID, CCC, CLIC, Senior Vice President–Corporate Accounting
Daniel T. McCurdy
CIC, CID, CCC Senior Vice President–Bond & Executive Risk; Director
Kenneth S. Miller, CLU, ChFC
CIC, CID, CCC, CLIC Chief Investment Officer and Senior Vice President–Investments CFC-I President and Chief Operating Officer CCM President Director of all subsidiaries
Larry R. Plum, CPCU
CCC President
CIC, CID Senior Vice President–Personal Lines CIC, CID, CCC, CLIC Director
David H. Popplewell, FALU, LLIF
CLIC President and Chief Operating Officer; Director
J. F. Scherer
CIC, CID, CCC, CLIC Senior Vice President–Sales & Marketing; Director CFC-I Director
John J. Schiff, Jr., CPCU
CIC, CID Chairman, President and Chief Executive Officer CCC Chairman and Chief Executive Officer CLIC Chief Executive Officer CIC, CID, CCC, CLIC, CFC-I Director
Joan O. Shevchik, CPCU, CLU
CIC, CID, CCC Senior Vice President–Corporate Communications
Kenneth W. Stecher
CIC, CID, CCC, CLIC, CFC-I Chief Financial Officer and Senior Vice President–Corporate Accounting; Secretary CCM Treasurer Director of all subsidiaries
Timothy L. Timmel
CIC, CID, CCC, CLIC, CFC-I Senior Vice President–Operations; Director
Senior Officers
Michael R. Abrams
CCM Vice President
Donald R. Adick, FLMI
CLIC Senior Vice President–Life Marketing Administration
Dawn M. Alcorn
CIC, CID, CCC Vice President–Administrat ive Services
Brad E. Behringer
CLIC Senior Vice President and Chief Underwriter
David L. Burbrink
CLIC Vice President–Life Field Services
Richard W. Cumming, ChFC, CLU, FSA, MAAA
CIC, CID, CCC, CLIC Senior Vice President and Chief Actuary CLIC Director
Joel W. Davenport, CPCU, AAI
CIC, CID, CCC Vice President–Commercial Lines
J. Michael Dempsey, CLU
CLIC Vice President–Life Marketing Administration
The Cincinnati Casualty Company (CCC) The Cincinnati Life Insurance Company (CLIC)
Mark R. DesJardins, CPCU, AIM, AIC, ARP
CIC, CID, CCC Vice President–Education & Training
Donald J. Doyle, Jr., CPCU, AIM
CIC, CID, CCC, CLIC Senior Vice President– Internal Audit
Harold L. Eggers, CLU, FLMI, FALU, HIAA
CLIC Vice President–Life Policy Issue
Frederick A. Ferris
CIC, CID, CCC Vice President–Commercial Lines
Bruce S. Fisher, CPCU, AIC
CIC, CID, CCC Vice President–Headquarters Claims
Carl C. Gaede, CPCU, AFSB
CIC, CID, CCC Vice President–Bond & Executive Risk
Michael J. Gagnon
CIC, CID, CCC Vice President–Headquarters Claims
Gary B. Givler
CIC, CID, CCC Vice President–Headquarters Claims
Kevin E. Guilfoyle
CFC-I Senior Vice President–Leasing
David L. Helmers, CPCU, API, ARe, AIM
CIC, CID, CCC Vice President–Personal Lines
Theresa A. Hoffer
CIC, CID, CCC, CLIC Vice President–Corporate Accounting CIC, CID, CCC Treasurer
Martin F. Hollenbeck, CFA
CIC, CID, CCC, CLIC, CCM Vice President–Investments
Timothy D. Huntington, CPCU, AU
CIC, CID, CCC Vice President–Commercial Lines
Thomas H. Kelly
CIC, CID, CCC Vice President–Bond & Executive Risk
Christopher O. Kendall, CPCU, AIT, AIM, ARe, ARM, ARP
CIC, CID, CCC Vice President–Commercial Lines
Gary J. Kline, CPCU
CIC, CID, CCC Vice President–Commercial Lines
Robert L. Laymon,
CIC, CID, CCC Vice President–Bond & Executive Risk
Steven W. Leibel, CPCU, AIM
CIC, CID, CCC Vice President–Personal Lines
Jerry L. Litton
CFC-I Treasurer
Richard L. Mathews, CPCU
CIC, CID, CCC, CLIC Vice President–Information Technology
Richard P. Matson
CIC, CID, CCC, CFC-I, CLIC Vice President–Purchasing/Fleet
Martin J. Mullen, CPCU
CIC, CID, CCC Vice President–Headquarters Claims
Gary A. Nichols
CIC, CID, CCC Vice President–Headquarters Claims
Glenn D. Nicholson, LLIF
CLIC Senior Vice President and Senior Marketing Officer; Director
Michael K. O’Connor, CPCU, CFA, AFSB
CCM Vice President
Todd H. Pendery, FLMI
CIC, CID, CCC, CLIC Vice President–Corporate Accounting CLIC Treasurer
Marc C. Phillips, CPCU, AIM
CIC, CCC, CID Vice President–Commercial Lines
Charles E. Robinson, CPCU
CIC, CID, CCC Vice President–Field Claims
Michael A. Rouse
CIC, CID, CCC Vice President–Commercial Lines
Thomas J. Scheid
CIC, CID, CCC, CLIC Vice President–Premium Audit, Loss Control, Machinery & Equipment Specialties
CFC Investment Company (CFC–I) CinFin Capital Management (CCM)
Gregory D. Schmidt, CPCU, ARP, CPP, ACP, ARC
CIC, CID, CCC, CLIC Vice President–Staff Underwriting
Norman R. Settle
CIC, CID, CCC Senior Vice President– Administrative Services
J. B. Shockey, CPCU, CIC, CLU
CIC, CID, CCC Vice President–Sales & Marketing
David W. Sloan
CFC-I Vice President–Leasing
Scott K. Smith, CPCU, ARM, AIM, AU
CIC, CID, CCC Vice President–Commercial Lines
Steven A. Soloria, CFA
CIC, CID, CCC, CLIC, CCM, Vice President–Investments CCM Secretary
Charles P. Stoneburner II, CPCU
CIC, CID, CCC Vice President–Field Claims
Gary B. Stuart
CIC, CID, CCC Vice President–Sales & Marketing
Duane I. Swanson, CIC
CIC, CID, CCC Vice President–Sales & Marketing
Philip J. Van Houten, CFE, FCLS
CIC, CID, CCC Vice President–Headquarters Claims
Stephen A. Ventre, CPCU, AIM
CIC, CID, CCC Vice President–Commercial Lines
Jody L. Wainscott
CIC, CID, CCC Vice President–Research & Development
Mark A. Welsh
CIC, CID, CCC, CLIC Vice President–Regulatory & Consumer Relations
Mark S. Wietmarschen
CIC, CID, CCC Vice President–Commercial Lines
Heather J. Wietzel
CIC, CID, CCC Vice President and Investor Relations Officer
Gregory J. Ziegler
CIC, CID, CCC, CLIC, CFC–I Vice President–Personnel
Teresa C. Cracas
CIC, CID, CCC, CLIC Counsel
Eugene M. Gelfand
CIC, CID, CCC, CLIC Counsel
Mark J. Huller
CIC, CID, CCC, CLIC Senior Counsel
G. Gregory Lewis
CIC, CID, CCC, CLIC Counsel
Lisa A. Love
CIC, CID, CCC, CLIC Senior Counsel
Stephen C. Roach
CIC, CID, CCC, CLIC Counsel
Non-officer Directors
William F. Bahl, CFA
CIC, CID, CCC, CLIC Director
W. Rodney McMullen
CIC, CID, CCC, CLIC Director
Thomas R. Schiff
CIC, CID, CCC, CLIC Director
Larry R. Webb, CPCU
CIC, CID CCC Director
E. Anthony Woods
CIC, CID, CCC, CLIC Director
CIC Directors Emeriti
Vincent H. Beckman Robert J. Driehaus Richard L. Hildbold, CPCU Robert C. Schiff William H. Zimmer
Appendix

Shareholder Information

Cincinnati Financial Corporation had approximately 12,000 shareholders of record as of December 31, 2005. Many of the company's independent agent representatives and most of the 3,983 associates of its subsidiaries own the company's common stock.

Stock Listing

Common shares are traded under the symbol CINF on the Nasdaq National Market.

Annual Meeting

The Annual Meeting of Shareholders of Cincinnati Financial Corporation will take place at 9:30 a.m. on Saturday, May 6, 2006, at the Cincinnati Art Museum in Eden Park, Cincinnati, Ohio. If you are unable to attend, you may listen to an audio webcast from the Investors section of the company's Web site, *www.cinfin.com*.

Shareholder Services

Please direct inquiries about stock transfer, dividend reinvestment, dividend direct deposit, lost certificates, change of address or electronic delivery and elimination of duplicate mailings to Kenneth W. Stecher, Chief Financial Officer, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, (513) 870-2639, or e-mail *shareholder_inquiries@cinfin.com*.

Form 10-K

Cincinnati Financial Corporation's Annual Report on Form 10-K, filed annually with the Securities and Exchange Commission, is included in this Annual Report. Additional copies are available at no cost by contacting Mr. Stecher. You also may access and print this document from the Investors section of *www.cinfin.com*.

Interim Communications

During 2006, Cincinnati Financial Corporation is tentatively scheduled to report interim results as follows:

First quarter ending March 31	May 3
Second quarter ending June 30	August 2
Third quarter ending September 30	November 1

Confirmation of release dates and quarterly conference call webcasts is available approximately two weeks after the end of each quarter on *www.cinfin.com*, or call (513) 870-2768 or inquire via e-mail to *investor_inquiries@cinfin.com*.

Corporate Headquarters

Cincinnati Financial Corporation
6200 South Gilmore Road
Fairfield, Ohio 45014-5141
Phone: (513) 870-2000
Fax: (513) 870-2066

Independent Registered Public Accounting Firm

Deloitte & Touche LLP
250 East Fifth Street
Cincinnati, Ohio 45202-5109

Common Stock Price and Dividend Data

	2005				2004			
Quarter:	1st	2nd	3rd	4th	1st	2nd	3rd	4th
High	**$ 43.92**	**$ 43.12**	**$ 42.64**	**$ 45.95**	$ 41.61	$ 41.78	$ 41.70	$ 43.52
Low	**40.84**	**38.38**	**39.00**	**39.91**	37.02	37.90	37.46	36.57
Period-end close	**41.53**	**39.56**	**41.89**	**44.68**	39.41	41.45	39.26	42.15
Cash dividends declared	**0.290**	**0.305**	**0.305**	**0.305**	0.250	0.262	0.262	0.262

Source: Nasdaq National Market
The common stock prices and dividend data above are adjusted to reflect the 5 percent stock dividends paid June 15, 2004, and April 26, 2005.

CINCINNATI FINANCIAL CORPORATION The Cincinnati Insurance Company The Cincinnati Casualty Company The Cincinnati Indemnity Company The Cincinnati Life Insurance Company CFC Investment Company CinFin Capital Management Company
P.O. Box 145496 Cincinnati, Ohio 45250-5496 (513) 870-2000 www.cinfin.com